SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.
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The following press release was issued by Consolidated-Tomoka Land Co. on April 18, 2017.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223
Contact: Phone:	Joele Frank, Wilkinson Brimmer Katcher James Golden/Dan Moore (212) 355-4449

FOR IMMEDIATE RELEASE

CONSOLIDATED-TOMOKA URGES SHAREHOLDERS TO FOLLOW ISS AND GLASS LEWIS RECOMMENDATIONS BY VOTING “FOR” ALL SEVEN OF CTO’S HIGHLY QUALIFIED AND EXPERIENCED DIRECTORS ON THE WHITE PROXY CARD TODAY

Mails Letter to Shareholders

DAYTONA BEACH, Fla. – April 18, 2017 – Consolidated-Tomoka Land Co. (NYSE: CTO) (the “Company” or “CTO”) today announced that is has mailed a letter to the Company’s shareholders in connection with its upcoming 2017 Annual Meeting of Shareholders (the “Annual Meeting”) on April 26, 2017.

As noted in the letter to shareholders, the CTO Board of Directors unanimously recommends that shareholders follow the recommendations of leading independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) by voting “FOR” all of the Company’s seven experienced and highly qualified director nominees.  Given the Annual Meeting is just days away, CTO recommends shareholders vote by telephone or by Internet.

All materials regarding the Board’s recommendation for the Annual Meeting can be found at www.VoteCTO.com.

The full text of the letter follows:

April 17, 2017

Dear Fellow Shareholder:

The CTO 2017 Annual Meeting of Shareholders is quickly approaching. Over the last several weeks, we have detailed how CTO has the right Board of Directors, the right management team and the right plan in place to continue maximizing value for ALL shareholders. Meanwhile, Wintergreen Advisers (“Wintergreen”) is attempting to take control of your Board and putting the value of your investment in CTO at risk by asking you to vote for its four nominees who have NO relevant real estate experience and NO credible plan.

ISS AND GLASS LEWIS RECOMMEND CTO SHAREHOLDERS VOTE FOR ALL SEVEN CTO DIRECTOR NOMINEES

By now you may be looking for an objective opinion to make a determination on how to vote your shares. We are pleased to report that the two leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), have recommended that shareholders support ALL of CTO’s nominees and the Company’s other proposals. Each firm reviewed all the materials prepared by CTO and Wintergreen and reached conclusions based on their expert, independent analysis.

In its April 13, 2017 report, ISS concluded that Wintergreen: “…has not made a compelling case that change is currently warranted at the board level. In addition, the dissident's majority slate – which includes three current or former employees of the fund – presents significant downside risk given the lack of a clear contingency plan and the possibility of a disorderly transition within management. As such, votes FOR management nominees Albright, Allen, Franklin, Olivari, Serkin, Warlow, and Wold on the WHITE card are warranted.”

ISS recognized CTO’s strong financial performance and successful monetization strategy, stating:

•

“Under the leadership of the current CEO, the company certainly has posted evidence of outperformance relative to relevant benchmarks. Momentum behind gains in TSR and operating metrics point to a potential sea change for CTO – particularly salient given the company's size and competitive position within the sector.”

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“Under  the  current  leadership,  ongoing monetization  of the  company's  undeveloped  land  bank – deals which  in  many  cases  are  years  in  the  making – has accelerated alongside  expansion  of  the  income  portfolio.  In  short,  a  measured  approach  to  asset  swapping seems  to  be  paying off  for  the  company  and  shareholders,  and  seems  promising going forward  to  the  extent  that  CTO  can  direct  the momentum of  its  recent  successes  to  beget  further  success.”

In its April 12, 2017 report, Glass Lewis stated: “We believe CTO shareholders would be best served by fully supporting the current board in this proxy contest. Accordingly, we recommend that shareholders vote FOR all nominees on the WHITE proxy card.”

Glass Lewis also noted: “Upon full review, we believe the Dissident has failed to make a compelling case for the majority representation it seeks on the CTO board, nor has it nominated any individual director candidates whose minority presence on the board would be justified or likely to result in a superior outcome for other CTO shareholders, from either a valuation or governance perspective.”

These independent, third-party recommendations support our belief that CTO has the right Board in place to oversee the continued execution of CTO’s successful strategy.

VOTING “FOR” THE COMPANY’S NOMINEES IS VOTING “FOR” SHAREHOLDER VALUE CREATION

By voting “FOR” all seven of the Company’s nominees, you are supporting the current Board and management team, who are…

✓

Delivering outstanding total shareholder returns. Since the appointment of John Albright as CEO in August 2011 through the end of 2016, compounded total shareholder returns have been approximately 12% annually, outperforming the Russell 2000 and the MSCI REIT indices;

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Successfully executing the Company’s business plan of profitably and prudently monetizing land holdings and reinvesting the proceeds into income producing properties, on a tax deferred basis, which is the best path forward to narrow the discount of our stock price to  net asset value;

✓

Generating strong free cash flow for the Company by growing the income property portfolio to 33 properties with over $20 million in net operating income and that is a portfolio considered by FBR & Co., in their initiation of research coverage, as favorable to our REIT peers; and

✓

Enhancing corporate governance and bringing fresh, independent perspectives to the Board, with the recent addition of two highly experienced real estate industry executives, ensuring that the Board is always acting in the best interests of our shareholders.

In stark contrast, Wintergreen has offered no credible plan, and its unqualified, inexperienced and conflicted nominees seek to…

•	Effectively take control of the Company without paying a premium in order to pursue a self-serving sale or liquidation of the Company to satisfy the Wintergreen Fund’s need for liquidity;

•	Derail management’s proven business strategy that is delivering strong financial and operational results; and

•

Potentially destroy shareholder value by replacing the Company’s highly qualified nominees with board candidates who have no experience running a public company, serving on a public company board or owning, operating or managing real estate assets.

CTO shareholders should ask themselves: What does Wintergreen’s “plan” really even entail? What are its inexperienced nominees going to do?

It is clear that Wintergreen fails to provide any credible plan for the Company's future or any changes to the Company's current strategy that would enhance shareholder returns.  Electing the Wintergreen nominees puts your investment in CTO at risk. Your current Board, on the other hand, has the independence, leadership, real estate and financial experience necessary to continue executing our proven strategy that is delivering outstanding results.

THE ANNUAL MEETING IS FAST-APPROACHING –

PROTECT YOUR INVESTMENT BY VOTING TODAY

Whether or not you plan to attend the 2017 Annual Meeting of Shareholders, you have the opportunity to protect your investment in CTO by voting the enclosed WHITE proxy card today “FOR” each of CTO’s seven nominees – John P. Albright, John J. Allen, Laura M. Franklin, William L. Olivari, Howard C. Serkin, Thomas P. Warlow, III and Casey R. Wold – and discarding any materials you may have received from Wintergreen. Please vote each and every WHITE proxy card you receive since you may own CTO shares in multiple investment accounts.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Consolidated-Tomoka Board of Directors

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

105 Madison Avenue

New York, New York 10016

Call Collect: 212-929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.9 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations relating to the 2017 shareholder meeting and for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our websites at www.votecto.com and www.ctlc.com, respectively.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.